THE STEELPATH MLP FUNDS TRUST

Amended and Restated
Plan Pursuant to Rule 18f-3

The SteelPath MLP Funds Trust (the “Funds” and each series thereof a “Fund”) hereby adopts this Amended and Restated Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), to address the differing requirements and preferences of potential investors.

A.           Classes Offered.  Each Fund may from time to time issue one or more of the following classes of shares:

1.          Class A.  Class A shares require a minimum initial investment of $3,000.  Class A shares are sold at a Fund’s net asset value per share (“NAV”) plus a front-end sales charge on the public offering price.  The sales charge may be reduced or waived for certain eligible purchasers or under certain circumstances.

Class A shares may be offered subject to a contingent deferred sales charge (“CDSC”) in such amount as disclosed in a Fund’s prospectus and which may be waived or reduced as disclosed in a Fund’s prospectus or statement of additional information.

Class A shares incur annualized fees under a plan of distribution pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1 fees”) of up to 0.25% of the average daily net assets of a Fund’s Class A shares.  Class A shares also may incur annualized fees of up to 0.15% of average daily net assets for the servicing of shareholder accounts.

2.          Class C.  Class C shares require a minimum initial investment of $3,000.  Class C shares are sold at NAV without a front-end sales charge, but are subject to a CDSC in such amount as is disclosed in a Fund’s prospectus and which may be waived as disclosed in a Fund’s prospectus or statement of additional information.

Class C shares incur annualized Rule 12b-1 fees of up to 1.00% of average daily Class C net assets under a Rule 12b-1 plan.

3.           Class I.  Class I shares require a minimum initial investment of $1,000,000.  Class I shares are sold at NAV and are not subject to a sales charge.  Class I shareholders incur no Rule 12b-1 fees or separate fees for the servicing of shareholder accounts.

4.           Class Y.  Class Y shares are issued only by the SteelPath MLP Select 40 Fund.  Class Y shares are available for purchase only by clients of high-net worth advisors that have an arrangement with the Fund.

Class Y shares require a minimum initial investment of $1,000,000.  Class Y shares are sold at NAV and are not subject to a sales charge.  Class Y shareholders incur no Rule 12b-1 fees or separate fees for the servicing of shareholder accounts.

B.           Expenses.   The expenses of the Funds that cannot be attributed to any one Fund generally are allocated to each Fund based on the relative net assets of the Funds.  Certain expenses that may be attributable to a particular Fund, but not a particular Class, are allocated based on the relative daily net assets of each Class within the Fund.  Finally, certain expenses may be attributable to a particular Class of shares of a Fund (“Class Expenses”).  Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.

Examples of potential Class Expenses include: (1) 12b-1 fees; (2) transfer agent fees identified as being attributable to a specific Class; (3) shareholder servicing arrangements, such as the Class A shareholder servicing fees; (4) stationery, printing, postage, and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a Class; (5) Blue Sky registration fees incurred by a Class; (6) Securities and Exchange Commission registration fees incurred by a Class; (7) administrative expenses relating to a Class; (8) trustees’ fees or expenses incurred as a result of issues relating to one Class; (9) accounting expenses relating to one Class; (10) auditors’ fees, litigation expenses, and legal fees and expenses relating to a Class; and (11) expenses incurred in connection with shareholder meetings as a result of issues relating to one Class.

C.           Class Differences.  Other than the differences discussed above, there are no material differences in the services offered each Class.

D.           Exchange Features.  Each Class of shares may offer exchange privileges within the Class in accordance with procedures disclosed in the Funds’ prospectus, subject to applicable minimum holding period requirements or limitations resulting from the closing of Funds to new investors.

In addition, shares of one Class of a Fund may be exchanged, at the shareholder’s option, for shares of another Class of the same Fund (an “intra-Fund exchange”), if and to the extent an applicable intra-Fund exchange privilege is disclosed in the prospectus or statement of additional information and subject to the terms and conditions (including the imposition or waiver of any sales charge or CDSC) set forth in the prospectus or statement of additional information, provided that the shareholder requesting the intra-Fund exchange meets the eligibility requirements of the Class into which such shareholder seeks to exchange.

Effective:           March 31, 2010

Approved:         January 25, 2010, as amended and restated on April 27, 2011